Filed pursuant to Rule 424(b)(3)
File Number 333-60724

PROSPECTUS SUPPLEMENT NO. 1

TRIMERIS, INC.

1,395,609 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 24, 2001 included in a registration statement that we filed with the Securities and Exchange Commission relating to resales by selling stockholders of our common stock.

The “Selling Stockholders” section on page 16 of the prospectus is hereby supplemented by inserting the below-named entity as a new selling stockholder. One of the previously named selling stockholders has pledged the shares identified below to Prudential Securities Incorporated (“Prudential Securities”) in connection with a margin loan extended by Prudential Securities. Prudential Securities holds such shares as pledgee and the margin agreement and pledge agreement provide for the sale of such shares by the pledgee in liquidating transactions in accordance with the terms of the margin agreement. Prudential Securities has had no material relationship with us or any of our predecessors or affiliates in the past three years. The percentage of shares owned in the following table is based on 21,341,848 shares of our common stock outstanding as of November 13, 2002:

Name	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Prudential Securities Incorporated	3,227	*	1,727	1,500	*

*	Less than one percent (1%).

The date of this prospectus supplement is November 21, 2002.